EXHIBIT 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

January 14, 2022

Board of Directors
Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor
22 Queen Street
Hamilton HM JX
Bermuda

Board of Directors
Enstar Finance LLC
411 Fifth Avenue, 5th Floor
New York, New York 10016

Ladies and Gentlemen:
We are acting as U.S. counsel to Enstar Group Limited, a Bermuda exempted company (the “Parent Guarantor”), and Enstar Finance LLC, a Delaware limited liability company (“Company”), in connection with the issuance pursuant to an Indenture dated as of August 26, 2020 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), each between the Company, the Parent Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), of $500 million aggregate principal amount of the Company’s 5.500% Fixed-Rate Reset Junior Subordinated Notes due January 15, 2042 (the “Notes”), fully and unconditionally guaranteed, on a junior subordinated basis, by the Parent Guarantor (the “Guarantee”), and the sale of the Notes pursuant to an Underwriting Agreement dated January 12, 2022 (the “Agreement”) among the Company, the Parent Guarantor and the representatives of the underwriters named therein (the “Underwriters”), and pursuant to the automatic shelf registration statement on Form S-3ASR filed by the Company and the Parent Guarantor (File Nos. 333-247995 and 333-247995-01) filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2020 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have
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relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For purposes of this opinion letter, we have assumed that (i) each party to the Indenture, other than the Company, has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the other parties thereto; (ii) each party to the Indenture, other than the Company, has duly authorized and, with respect to the Parent Guarantor to the extent governed by Bermuda law, executed and delivered the Indenture; (iii) each party to the Indenture, other than the Company, is validly existing and in good standing in all necessary jurisdictions; (iv) the Indenture constitutes a valid and binding obligation, enforceable against each of such other parties other than the Company and the Parent Guarantor in accordance with its terms; (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability; and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party), that would, in any such case, define, supplement or qualify the terms of the Indenture. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.
This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinion given in paragraph (a), the Delaware Limited Liability Company Act, as amended; and (ii) as to the opinions given in paragraphs (b) and (c), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinion expressed herein). Insofar as the opinions expressed herein relate to or are dependent upon matters governed by Bermuda law, we have relied, without independent investigation, upon, and our opinions expressed herein are subject to all of the qualifications, assumptions and limitations expressed in, the opinion dated January 14, 2022 of Conyers, Dill & Pearman Limited, special counsel to the Parent Guarantor in Bermuda, filed as Exhibit 5.2 to the Current Report on Form 8-K on the date hereof relating to the offer and sale of the Notes.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
(a)The Notes have been duly authorized on behalf of the Company.
(b)Following (i) receipt by the Company of the consideration for the Notes specified in the Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.
(c)Following (i) receipt by the Company of the consideration for the Notes specified in the Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Guarantee will constitute valid and binding obligations of the Parent Guarantor.
The opinions expressed above in paragraphs (b) and (c) with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other

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laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).
This opinion letter has been prepared for use in connection with the filing by the Company and the Parent Guarantor of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference in the Registration Statement and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus dated January 14, 2022 constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP